THE MARCUS CORPORATION ANNOUNCES POSTPONEMENT OF 2023 ANNUAL
SHAREHOLDERS’ MEETING

MILWAUKEE, May 9, 2023 … The Marcus Corporation (NYSE: MCS) today announced the Annual Meeting of Shareholders scheduled for Thursday, May 11, 2023, will be opened then immediately adjourned due to Stephen H. Marcus, chairman of The Marcus Corporation, and Gregory S. Marcus, president and chief executive officer of The Marcus Corporation, contracting mild cases of Covid and being unable to attend.

To help ensure the health and safety of all participants, the full meeting is planned to be rescheduled for Tuesday, May 23, beginning at 9:00 a.m. Central/10:00 a.m. Eastern time at The Pfister Hotel, located at 424 East Wisconsin Avenue in Milwaukee. Shareholders who planned to attend the meeting on Thursday, May 11 are encouraged to attend the full meeting, which is planned to occur on Tuesday, May 23 instead.

About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,036 screens at 83 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states. For more information, please visit the company’s website at www.marcuscorp.com.

###